                                                                     EXHIBIT A.3

                              TIME HORIZON FUNDS

              WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST


         The undersigned, being all of the trustees of Time Horizon Funds (the "Trust"), a business trust organized pursuant to a Declaration of Trust dated April 12, 1995 (the "Declaration of Trust"), pursuant to Section 9.3(a) of
Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust as follows:

         FIRST: The Declaration of Trust is hereby amended by striking out
Section 2.2 of Article II of the Declaration of Trust in its entirety and inserting in lieu thereof the following:

                  2.2 Term and Election. Each Trustee named herein, or elected or appointed prior to the first meeting of the Holders, shall (except in the event of resignations or removals or vacancies pursuant to
         Section 2.3 or 2.4 hereof), hold office during the lifetime of the Trust, until the next meeting of the Holders, if any, called for the purpose of considering the election or re-election of such Trustee or of a successor to such Trustee, and until the election and qualification of his successor, if any, elected at such meeting, or until such Trustee is removed as provided in Section 2.3 below or his term expires pursuant to Section 2.4 hereof.

         SECOND: The Declaration of Trust is hereby amended by striking out
Section 2.4 of Article II of the Declaration of Trust in its entirety and inserting in lieu thereof the following:

                  2.4 Vacancies. The term of office of a Trustee, as defined in
         Section 2.2 hereof, shall terminate and a vacancy shall occur in the event of the earliest to occur of the following: the Trustee's death, resignation, adjudicated incompetence or other incapacity to perform the duties of the office, or removal, of the Trustee. A vacancy shall also occur in the event of an increase in the number of trustees as provided in Section 2.1. No such vacancy shall operate to annul this Declaration or to revoke any existing trust created pursuant to the terms of this Declaration. In the case of a vacancy, the Holders of a plurality of the Interests entitled to vote, acting at any meeting of the Holders held in accordance with Article VIII hereof, or, to the extent permitted by the 1940 Act, a majority vote of the Trustees continuing in office acting by written instrument or instruments, may fill such vacancy, and any Trustee so elected by the Trustees or the Holders shall hold office as provided in this Declaration. There shall be no cumulative voting by the Holders in the election of Trustees.

         IN WITNESS WHEREOF, the undersigned have this 2nd day of April, 1998 signed these presents.
                                                   /s/ EDWARD S. BOTTUM
                                                   -----------------------------
                                                   Edward S. Bottum

                                                   /s/ WILLIAM P. CARMICHAEL
                                                   -----------------------------
                                                   William P. Carmichael

                                                   /s/ ROBERT E. GREELEY
                                                   -----------------------------
                                                   Robert E. Greeley

                                                   /s/ JOHN P. PRIVAT
                                                   -----------------------------
                                                   John P. Privat